UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2025
EASTMAN KODAK COMPANY (Exact name of Registrant as specified in its charter)
NEW JERSEY (State or other jurisdiction of incorporation)	1-87 (Commission File Number)	16-0417150 (IRS Employer Identification No.)
343 State Street Rochester, NY 14650 (Address of principal executive offices with zip code)
(800) 356-3259 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KODK	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On December 2, 2025, Eastman Kodak Company (the “Company”) issued a press release announcing that it had completed the pension reversion process for the Kodak Retirement Income Plan (“KRIP”). On November 26, 2025, KRIP transferred its sole remaining liabilities and associated cash of approximately $13 million for missing participants to the Pension Benefit Guaranty Corporation missing program. As a result, all pension obligations under KRIP have been fully settled and the excess pension assets of $1.023 billion as of November 26, 2025 (the “Reversion Assets”) reverted to the Company.

The Reversion Assets were comprised of cash of $614 million and investment assets valued at $409 million. The Company directed $5 million of cash and $251 million of investment assets to the Kodak Cash Balance Plan, a replacement to KRIP that will provide benefits to the Company’s employees for the foreseeable future without additional cash cost to the Company. The remaining cash of $609 million and investments valued at $158 million were distributed to Company, with $312 million of cash being directed to repay outstanding term loans, accrued interest and prepayment premium thereon. Following the prepayment of term loans with Reversion Assets, the remaining principal balance of the Company’s terms loans is $200 million.

Of the net cash of $297 million received by the Company, $153 million will be required to be paid by December 31, 2025 to satisfy excise taxes from the reversion of the assets from KRIP to the Company. The investment assets received by the Company are primarily hedge fund investments which are in redemption. The Company projects to receive approximately $100 million of cash from the investment assets by December 31, 2026 and expects the remaining value of the investment assets to be converted to cash primarily in 2027 and 2028. The actual amount and timing of cash received from the investment assets will fluctuate based on the investment performance of the investments during the redemption period and could be adversely impacted by other events that could affect the value of those investments. The remaining cash of $144 million already received by the Company and additional cash received from investment assets received by the Company will be available for general corporate purposes.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

(99.1) Press release issued on December 2, 2025, regarding the completion of the pension reversion process for the Kodak Retirement Income Plan furnished with this document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

(Registrant)

/s/ David E. Bullwinkle

David E. Bullwinkle

Chief Financial Officer and Senior Vice President

Date: December 2, 2025